Exhibit 5.2

Fennemore Craig, P.C.
 300 E. Second Street
Suite 1510
Reno, Nevada  89501
(775) 788-2200
Law Offices
Denver	(303) 291-3200
Las Vegas	(702) 692-8000
Nogales	(520) 281-3480
Phoenix	(602) 916-5000
Reno	(775) 788-2200
Tucson	(520) 879-6800

February 12, 2018

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas 77007

Re:	Registration of Debt Securities

Ladies and Gentlemen:

We are acting as special Nevada counsel for Kirby Corporation, a Nevada corporation (the “Company”), in connection with the offering and sale of $500,000,000.00 aggregate principal amount of the Company’s 4.200% Senior Notes due 2028 (the “Securities”) to be issued under an indenture (the “Indenture”), dated as of February 12, 2018, between the Company and U.S. Bank National Association, as trustee (the “Trustee”)  The public offering and sale of the Securities was registered under the Registration Statement on Form S-3 (No. 333-222858) (the “Registration Statement”), including the prospectus constituting a part thereof, dated February 5, 2018, and the prospectus supplement, dated February 7, 2018 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

We have examined originals or copies of each of the documents listed below:

1.          Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.          The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3.          Resolutions of the Board of Directors of the Company, and of the pricing committee thereof, relating to the Securities, as certified by an officer of the Company;

4.          The Indenture;

5.          The global certificate representing the Securities;

Fennemore Craig, P.C.

Kirby Corporation
February 12, 2018

6.          The Registration Statement;

7.          The Prospectus.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter.  We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

Based upon the foregoing, and subject to the following, it is our opinion that:

1.	The Company has been duly incorporated, is validly existing and in good standing.

2.	The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Securities.

3.	The Indenture has been duly authorized by all necessary corporate action on the part of the Company.

4.	The Securities, when sold in exchange for the consideration set forth in the Prospectus, will be duly authorized by all necessary corporate action on the part of the Company.

5.	The Indenture has been duly executed and delivered and the global certificate representing the Securities has been duly executed.

The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions.

Fennemore Craig, P.C.

Kirby Corporation
February 12, 2018

This opinion is issued in the State of Nevada.  By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.  Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.  Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Company’s current report on Form 8-K to be filed with the Commission and as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in such report and the Registration Statement.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.  We further consent to Mayer Brown LLP’s reliance on this opinion in giving its opinion in connection with the registration of the Securities. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.